Madison Square Garden Entertainment Corp.
Subsidiaries
Exhibit 21.1

ENTITY NAME	STATE/COUNTRY FORMED
Eden Insurance Company, Inc.	NY
Entertainment Ventures, LLC	DE
MSG Aircraft Leasing, L.L.C.	DE
MSG Arena Holdings, LLC	DE
MSG Arena, LLC	DE
MSG Aviation, LLC	DE
MSG BBLV, LLC	DE
MSG BCE, LLC	DE
MSG Beacon, LLC	DE
MSG Chicago, LLC	DE
MSG Eden Realty, LLC	DE
MSG Entertainment Holdings, LLC	DE
MSG Holdings Music, LLC	DE
MSG Interactive, LLC	DE
MSG National Properties, LLC	DE
MSG Publishing, LLC	DE
MSG Songs, LLC	DE
MSG TE, LLC	DE
MSG Theatrical Ventures, LLC	DE
MSG Vaudeville, LLC	DE
MSG Winter Productions, LLC	DE
Radio City Productions LLC	DE
Radio City Trademarks, LLC	DE
The Grand Tour, LLC	NY